Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of drugstore.com, inc. for the registration of 10,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2005, with respect to the consolidated financial statements and schedule of drugstore.com, inc., drugstore.com, inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of drugstore.com, inc., included in its Annual Report (Form 10-K) for the year ended January 2, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

December 2, 2005